Exhibit 3.8

SECOND AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

ENERGY XXI TEXAS ONSHORE, LLC

This Second Amended and Restated Limited Liability Company Agreement (this “Agreement”) of ENERGY XXI TEXAS ONSHORE, LLC is entered into this 1st day of December, 2008 by the sole member. Energy XXI GOM, LLC (the “Member”) pursuant to and in accordance with the Delaware Limited Liability Company Act (6 Del.C. § 18-101, et seq.), as amended from time to time (the “Act”).

1.           Name. The name of the limited liability company governed hereby is ENERGY XXI TEXAS ONSHORE, LLC (the “Company”).

2.           Certificate of Formation; Certificates of Amendment. The Member filed the Certificate of Formation of the Company with the Secretary of State of the State of Delaware on November 13, 2003. The Member filed a Certificate of Amendment of the Company with the Secretary of State of the State of Delaware on April 5, 2006 changing the Company’s name from “Marlin Texas GP, L.L.C.” to “Energy XXI Texas GP, LLC”. The Member filed a subsequent Certificate of Amendment of the Company with the Secretary of State of the State of Delaware on December 1, 2008 changing the Company’s name from “Energy XXI Texas GP, LLC” to “Energy XXI Texas Onshore, LLC”.

3.           Purpose. The Company is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, engaging in all lawful activities for which limited liability companies may be formed under the Act.

4.           Powers. The Company shall have the power to do any and all acts reasonably necessary, appropriate, proper, advisable, incidental or convenient to or for the furtherance of the purpose and business described herein and for the protection and benefit of the Company, and shall have, without limitation, any and all of the powers that may be exercised on behalf of the Company by the Board of Managers pursuant to this Agreement, including Section 19. The Board of Managers shall cause all filings as it believes necessary or as are required by applicable law to give effect to the provisions of this Agreement to be made and to cause the Company to be treated as a limited liability company under the laws of State of Delaware.

5.           Principal Business Office. The principal place of business and office of the Company shall be located at, and the Company’s business shall be conducted from, such place or places as may hereafter be determined by the Board of Managers.

6.           Registered Office. The address of the registered office of the Company in the State of Delaware is:

The Corporation Trust Company

Corporation Trust Center

1209 Orange Street

Wilmington, New Castle County, Delaware 19801

7.           Registered Agent. The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware are:

The Corporation Trust Company

Corporation Trust Center

1209 Orange Street

Wilmington, New Castle County, Delaware 19801

8.           Qualification in Other Jurisdictions. The Board of Managers shall cause the Company to be registered or qualified under its own name or under an assumed or fictitious name pursuant to a foreign limited liability company statute or similar laws in any jurisdictions in which the Company owns property or transacts business if such registration or qualification is necessary to protect the limited liability of the Member or to permit the Company lawfully to own property or transact business in such jurisdiction.

9.           Second Amended and Restated Agreement. This Agreement amends and restates in its entirety that certain Amended and Restated Limited Liability Company Agreement of Energy XXI Texas GP, LLC dated April 5, 2006, as amended.

10.         RESERVED.

11.         Term. The term of the Company commenced on the date of filing of the Certificate of Formation of the Company in accordance with the Act and shall continue until dissolution of the Company in accordance with Section 25 of this Agreement.

12.         Limited Liability. Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and none of the Member, Managers, Officers, employees or agents of the Company (including a person having more than one such capacity) shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of acting in such capacity.

13.         RESERVED.

14.         RESERVED.

15.         Funding Capital Requirements. In the event that the Company requires additional funds to carry out its purposes, to conduct its business, or to meet its obligations, the Company may borrow funds from such lender(s), including Managers and the Member, and on such terms and conditions as are approved by a majority of the Board of Managers. No loan made to the Company by the Member or any Manager shall constitute a capital contribution to the Company for any purpose.

16.         Capital Accounts. A capital account shall be maintained for the Member on the books of the Company. The capital account shall be adjusted in accordance with the Internal Revenue Code of 1986, as amended (the “Code”) and any other applicable provision of the Code and related Regulations (as defined below). Such capital account maintenance provisions, together with the other provisions of this Agreement are intended to and shall further be interpreted and adjusted to comply with the Regulations under Section 704(b) of the Code, and in particular with Regulations 1.704-l(b), as determined in good faith by the Board of Managers. The Member will have no obligation to restore any negative balance in their respective capital account. Except as otherwise provided in the Regulations, a transferee of all of a portion of the Member’s Units shall succeed to the capital account of the transferor to the extent allocable to the transferred Units.

17.         Allocations: Tax Allocations and Elections.

a.           Allocations. For each fiscal year of the Company, after adjusting the Member’s capital account for all capital contributions and distributions during such fiscal year, Net Income and Net Loss (as each term is defined below) shall be allocated to the Member’s capital account in a manner such that, as of the end of such fiscal year, the capital account of the Member (which may be a positive or negative amount) shall be equal to (i) the amount which would be distributed to the Member if the Company were dissolved, its affairs wound up and its assets sold for cash equal to their Gross Asset Values, all Company liabilities were satisfied (limited with respect to each nonrecourse liability to the Gross Asset Value of the assets securing such liability), and the net assets of the Company were distributed to the Member immediately after making such allocation, minus (ii)the sum of (A) the Member’s share of minimum gain (as determined according to Treasury Regulation Sections 1.704-2(d), (g) (1) and (g)(3)) and Member nonrecourse debt minimum gain (as determined according to Treasury Regulation Section 1.704-2(i) with respect to “partner nonrecourse debt minimum gain”), and (B) the amount, if any, for which the Member would be liable to the Company under this Agreement determined as if the Company were to liquidate its assets for their Gross Asset Values and distribute the proceeds.

b.           Tax Allocations. Except as otherwise provided herein or required by the Code or applicable Regulations or applicable state law, items of income, gain, loss and deduction shall be allocated to the Member for federal and state income tax purposes.

c.           Tax Classification of the Company. It is intended that the Company be classified as a disregarded entity for purposes of United States federal income tax purposes.

d.           Other Tax Elections. Except as provided in Section 17.c hereof, relating to the tax classification of the Company, the Board of Managers may make, or not make, in its sole and absolute discretion, any tax election provided under the Code, or any provision of state, local or foreign tax law. Any determination made pursuant to this Section 17.d by the Board of Managers shall be conclusive and binding on the Member

18.         RESERVED.

19.         Management.

a.           In accordance with Section 18-402 of the Act, management of the Company shall be vested in the board of managers of the Company (the “Board of Managers” and each separately a “Manager”). Managers do not have to hold Units in the Company as Members of the Company in order to serve as a Manager. The Board of Managers shall have the power to do any and all acts necessary, convenient or incidental to or for the furtherance of the purposes described herein, including all powers, statutory or otherwise, possessed by managers of a limited liability company under the laws of the State of Delaware and including all things necessary to carry out the terms and provisions of this Agreement. The Board of Managers has the authority to bind the Company. Unless otherwise consented to by at least a majority of the Board of Managers, the Board of Managers shall hold regular meetings not less frequently than once every fiscal quarter at a time and place fixed by the Board of Managers. Direct travel expenses in connection with Board functions will be paid by the Company.

b.           The Board of Managers shall consist of three (3) Managers, to be appointed by the Member.

c.           Managers may withdraw at any time. Managers may be removed at any time for any reason or no reason and shall promptly be replaced by the consent of a majority of the remaining Managers.

d.           Unless otherwise expressly provided herein, consent of the Board of Managers for purposes of this Agreement may be obtained by the unanimous written consent of the Managers.

e.           Unless otherwise expressly provided herein, consent of the Member for purposes of this Agreement may be obtained by written consent of the Member.

20.         Officers. The Board of Managers shall designate in writing from time to time the following officers of the Company: President, Secretary and Treasurer and may, as it deems advisable, appoint other officers of the Company and assign in writing titles to any such person (collectively the “Officers”). Each Officer will have the authority to execute agreements on behalf of the Company with respect to those documents which are commonly signed by such officers of a business corporation formed under the Delaware General Law.

Unless the Board of Managers decides otherwise, if the title assigned to an Officer is one commonly used for officers of a business corporation formed under the Delaware General Company Law, the assignment of such title shall constitute the delegation to such person of the authorities and duties that are normally associated with that office. Any delegation pursuant to this Section 20 may be revoked at any time by the Board of Managers.

21.         RESERVED.

22.         Exculpation and Indemnification. Neither the Member, Managers nor Officers (each an “Indemnified Party”) shall be liable to the Company or any other person or entity who has an interest in the Company for any loss, damage or claim (a “Loss”) (or any expenses or costs associated therewith (“Costs”)) incurred by reason of any act or omission performed or omitted by such Indemnified Party in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Indemnified Party by this Agreement, except that an Indemnified Party shall be liable for any such Loss and Costs, incurred by reason of such Indemnified Party’s gross negligence or willful misconduct. To the full extent permitted by applicable law, an Indemnified Party shall be entitled to indemnification from the Company for any Loss or Costs incurred by such Indemnified Party by reason of any act or omission performed or omitted by such Indemnified Party in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Indemnified Party by this Agreement, except that no Indemnified Party shall be entitled to be indemnified in respect of any Loss or Costs incurred by such Indemnified Party by reason of such Indemnified Party’s gross negligence or willful misconduct with respect to such acts or omissions; provided, however, that any indemnity under this Section 22 shall be provided out of and to the extent of Company assets only, and no Member, Manager or Officer shall have personal liability on account thereof. The Company shall advance Costs incurred by or on behalf of an Indemnified Party in connection with any Loss within twenty (20) days after receipt by the Company from the Indemnified Party of a statement requesting such advances from time to time; provided such statement provides reasonable documentary evidence of such Costs and provides a written undertaking by the Indemnified Party to repay any and all advanced Costs in the event such Indemnified Party is ultimately determined to not be entitled to indemnification by the Company.

23.         Admission of Additional Members. One (1) or more additional members of the Company may be admitted to the Company with the written consent of the Board of Managers.

24.         RESERVED.

25.         Dissolution and Winding Up.

a.           Dissolution. The Company shall dissolve, and its affairs shall be wound up, upon the first to occur of the following: (i) the written consent of a majority of the Board of Managers, (ii) the sale of all of the assets of the Company; and (iii) the entry of a decree of judicial dissolution under Section 18-802 of the Act.

b.           Liquidation.

(i)          Upon dissolution of the Company, the Board of Managers or, if one is appointed, an authorized liquidating trustee shall wind up the Company’s affairs. Upon termination and dissolution of the Company and liquidation of its assets, the Board of Managers or liquidating trustee, as the case may be, shall apply the Company’s assets to the payment of all liabilities owing to creditors in accordance with the applicable law. The Board of Managers or liquidating trustee, as the case may be, shall set up such reserves as it deems reasonably necessary for any contingent or unforeseen liabilities or obligations of the Company. Said reserves may be paid by the Board of Managers or liquidating trustee, as the case may be, upon dissolution to a bank or trust company to be held in escrow for the purpose of paying any such contingent or unforeseen liabilities or obligations and, at the expiration of such period or occurrence of such events as the Board of Managers or liquidating trustee, as the case may be, may in establishing such reserves deem advisable, such reserves shall be distributed to the Member or its assigns in the manner set forth in this Section 25.b.

(ii)         After paying liabilities and providing for reserves in accordance with subparagraph (i) of this Section 25 .b, the Board of Managers or liquidating trustee, as the case may be, shall make a final allocation of all items comprising Net Income and Net Loss to the Member’s Capital Account in accordance with Section 16. The remaining assets of the Company shall then be distributed to the Member.

26.         RESERVED.

27.         Certain Definitions.

“Gross Asset Value” means, with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:

(i)          the Gross Asset Value of any asset contributed by the Member to the Company is the gross fair market value of such asset as determined at the time of contribution;

(ii)         the Gross Asset Value of all Company assets shall be adjusted to equal their respective gross fair market values, as determined by a majority of die Board of Managers; and

(iii)        The Gross Asset Value of any Company asset distributed to the Member shall be adjusted to equal the gross fair market value of such asset on the date of distribution as determined by a majority of the Board of Managers.

“Net Income” and “Net Loss” means, for each fiscal year or other period, an amount equal to the Company’s taxable income or loss for such fiscal year or period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss) with the following adjustments:

(i)          Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Net Income or Net Loss pursuant to this paragraph shall be added to such income or loss;

(ii)         Any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704-(l)(b)(2)(iv)(t), and not otherwise taken into account in computing Net Income or Net Loss pursuant to this paragraph, shall be subtracted from such taxable income or loss;

(iii)        In the event the Gross Asset Value of any Company asset is adjusted pursuant to subdivisions (ii) or (iii) of the definition of “Gross Asset Value” herein, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Net Income or Net Loss;

(iv)        Gain or loss resulting from any disposition of Company property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value;

(v)         In lieu of depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such fiscal year, computed in accordance with the definition of “Depreciation”; and

“Units” means the Units of the Company.

“Regulations” means the Income Tax Regulations promulgated under the Code, as amended from time to time.

28.         Separability of Provisions. Each provision of this Agreement shall be considered separable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Agreement which are valid, enforceable and legal.

29.         Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original of this Agreement.

30.         Entire Agreement. This Agreement constitutes the entire agreement of the Member with respect to the subject matter hereof.

31.         Governing Law. This Agreement shall be governed by, and construed under, the laws of the State of Delaware (without regard to conflict of laws principles thereof), and all rights and remedies shall be governed by such laws.

32.         Amendments. This Agreement may not be modified, altered, supplemented or amended except pursuant to a written consent of the Member.

33.         RESERVED.

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, have duly executed this Agreement as of the date first written above.

MEMBER:

ENERGY XXI GOM, LLC

By:	/s/ Ben Marchive
Ben Marchive, President

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